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EXHIBIT 12


                       THE STANLEY WORKS AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
        For the fiscal years ended December 28, 2002, December 29, 2001,
             December 30, 2000, January 1, 2000 and January 2, 1999
                            (in millions of dollars)

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
                                                                            FISCAL YEARS
                                      ------------------------------------------------------------------------------------------

                                           2002              2001               2000               1999               1998
                                      ---------------    --------------    ---------------     --------------     --------------

Earnings (loss) before income taxes           $272.5            $236.7             $293.7             $230.8             $215.4

Add:
     Interest expense                           28.5              31.9               34.3               32.9               30.5
     Portion of rents
        representative of
        interest factor                         12.1              12.5               15.4               14.2               15.0
     Amortization of expense on
       long-term debt                            0.1               0.4                0.2                0.2                0.3
     Amortization of capitalized
       interest                                    -                 -                0.1                0.2                0.2
Deduct:
   Capitalized Interest                            -               (0.1)                -                  -                  -
                                      ---------------    --------------    ---------------     --------------     --------------
Income as adjusted                            $313.2            $281.4             $343.7             $278.3             $261.4
                                      ===============    ==============    ===============     ==============     ==============

Fixed charges:
     Interest expense                          $28.5             $31.9              $34.3              $32.9              $30.5
     Portion of rents
        representative of
        interest factor                         12.1              12.5               15.4               14.2               15.0
     Amortization of expense
       on long-term debt                         0.1               0.4                0.2                0.2                0.3

     Capitalized interest                          -               0.1                  -                  -                  -
                                      ---------------    --------------    ---------------     --------------     --------------
Fixed charges                                  $40.7             $44.9              $49.9              $47.3              $45.8
                                      ===============    ==============    ===============     ==============     ==============
Ratio of earnings to fixed
   charges                                      7.70              6.27               6.89               5.88               5.71
                                      ===============    ==============    ===============     ==============     ==============
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